Exhibit 4.1

               ARTICLES OF AMENDMENT TO THE CHARTER
                      OF PROFFITT'S, INC.

     Pursuant to the provisions of Section 10.06 of the Tennessee
Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated
Charter:

     1.   The name of the corporation is PROFFITT'S, INC.

     2.   The text of the amendments are as follows:

          A. The first paragraph of Article VI of the Charter is amended to read as follows:

               The maximum number of shares of all
               classes of stock which the
               corporation shall have the authority
               to issue is 310,000,000 shares
               constituting (a) 10,000,000 shares
               of Series Preferred Stock, with a
               par value of $1.00 per share (herein
               called the "Series Preferred
               Stock"), and (b) 300,000,000 shares
               of Common Stock, with par value of
               $.10 per share (herein called the
               "Common Stock").

          B. Section 1F of Article VI of the Charter is amended by deleting from the first sentence thereof
               "1,000,000" and inserting in lieu thereof
               "1,500,000".

     3.   The Corporation is a for-profit corporation.

     4. These Articles of Amendment were duly adopted on January 30, 1998 by the Board of Directors and the shareholders of the Corporation.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed by Brian J. Martin, its Executive Vice President of Law, this 30th day of January, 1998.

     Dated: January 30, 1998       PROFFITT'S, INC.



                              By:  /s/ Brian J. Martin
                                   ___________________________
                                   Brian J. Martin, Executive Vice
                                   President of Law